Exhibit 10.15

General Contract for Highest Credit Granting

(Applicable to Xiamen GOLDORIGIN Guarantee Co., Ltd.)

Contract No.: SXZGBZ 2017120

Party A (debtor): Fujian Blue Hat Interactive Entertainment Technology Co., Ltd.

Address:	Post code:

Legal representative (person in charge): Chen Xiaodong

Fax:	Tel.:

Party B (creditor): Xiamen Branch of China Construction Bank Corporation

Address:	Post code:

Person in charge: Sheng Liurong

Fax:	Tel.:

Party A will apply and/or has already applied to Party B for credit granting based on business requirements within a certain period of time. To specify the rights and obligations of Party A and Party B, both parties hereto agree to reach the Contract for common compliance through consensus according to relevant laws, rules and regulations.

Article I Whereas Party A will apply and/or has already applied to Party B for credit granting continuously within a certain period of time, and one of the credit guarantee is the maximum guarantee provided by the third party (see details in Maximum Guarantee Contract, No.: ZGBZ 2017120), Party B may grant credits according to Party A's continuous applications under the guarantee as specified in the above Maximum Guarantee Contract on the premise that Party A meets relevant requirements of Party B, but the maximum principal balance of the credit granting shall not exceed (currency) RMB (amount) fourteen million only.

Article II For Party A's credit applications submitted to Party B under the guarantee in the above Maximum Guarantee Contract, Party B shall review and approve the applications according to national laws and regulations, policies and relevant provisions of Party B and the terms and conditions of credit granting of Party B. upon the review and approval of Party B, Party A may enter into credit subcontracts with Party B from April 18, 2017 to April 18, 2020 (including but not limited to RMB fund loan contracts, foreign exchange fund loan contracts, bank commitment agreements, letter of credit issuance contracts, letter of guarantee issuing agreements and/or other legal documents), the type, the use, currency, amount, duration, interest rate and other factors of credit granting and the terms of the specific legal rights and obligations of Party A and Party B shall be specified in the subcontract on credit granting separately signed by both parties.

Article III Party A shall provide Party B with relevant plans, statistics, financial statements, accounting statements, and materials concerning the production and operation state of Party A as required, and shall ensure the authenticity, integrity and validity of the provided materials and information. If Party A is a group customer, it shall report to Party B any transaction involved over 10% of its net assets promptly, specifying (1) the relation between the parties of the transaction; (2) the transaction project and the nature of the transaction; (3) the amount of the transaction or the corresponding proportion thereof; (4) the pricing policy (including transactions that involve no money or a nominal amount of money).

Article IV Party A shall accept and actively cooperate with Party B in the inspection and supervision of the production, operation, financial activities and utilization of the limit hereunder by Party A.

Article V When Party B considers that a certain circumstance may affect the normal production and operation of Party A, Party B is entitled to reject Party A’s application for credit granting.

Article VI Party A shall undertake not to sign with any other third party any contract that may impair the rights and interests of Party B hereunder.

Article VII Expenses

Party A shall assume any expenses (such as legal service, insurance, storage, appraisal and notarization) related to the guarantee of the Contract and under the Contract, unless otherwise agreed by both parties.

Party A shall bear all expenses (including but not limited to legal costs, arbitration fees, property preservation fees, travel expenses, execution fees, assessment fees, auction fees, notarial fees, delivery fees, announcement fees, attorney fees and other expenses actually incurred by Party B due to Party A's breach of contract) caused by Party A's violation of any agreement in the Contract.

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Article VIII Use of Party A's Information

Party A agrees that Party B can inquire Party A's credit status through the credit database approved by the People's Bank of China and the competent credit investigation department or through relevant units and departments, and that Party B can provide Party A's information to the credit database approved by the People's Bank of China and the competent credit investigation department. Party A also agrees that Party B can reasonably use and disclose Party A's information for business needs.

Article IX Announcement for Collection

Party B has the right to notify relevant departments or units of Party A's any default on debt principal, interests, expenses or other default situations, and has the right to make a public announcement through the news media for collection.

Article X Evidence effect of Party B's Records

Unless there is reliable and definite evidence to the contrary, Party B's internal accounting records on principal, interests, expenses and repayment records, receipts and vouchers made or retained by Party B in the Party A's withdrawal, repayment, interest payment and other business processes and Party B's collection records and vouchers all constitute definite evidence to effectively prove the credit relationship between Party A and Party B. Party A cannot raise any objection only because the above records, receipts and vouchers are unilaterally made or retained by Party B.

Article XI Dispute Resolution

Disputes arising from the performance of the Contract shall be settled through negotiation, and it shall be solved by the people's court where Party B is located if the negotiation fails, unless both parties agree otherwise to apply other dispute resolution methods.

During dispute resolution, the clauses in the Contract that do not involve disputes shall still be performed.

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Article XII Miscellaneous:

Article XIII The Contract shall come into effect after being signed and sealed by Party A's legal representative (person in charge) or authorized agent and Party B's person in charge or authorized agent.

Article XIV The Contract is in quintuplicate.

Party A (official seal):

/s/ Fujian Blue Hat Interactive Entertainment Technology Co., Ltd.

Seal: Fujian Blue Hat Interactive Entertainment Technology Co., Ltd.

Legal representative (person in charge) or authorized agent (signature):

April 18, 2017

Party B (official seal):

/s/ Xiamen Branch of China Construction Bank Corporation

Seal: Xiamen Branch of China Construction Bank Corporation

Person in charge or authorized agent (signature):

April 18, 2017

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